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                                                                     EXHIBIT 3.2

                         LeBoeuf, Lamb, Greene & MacRae
                                     L.L.P.
      A LIMITED LIABILITY PARTNERSHIP INCLUDING PROFESSIONAL CORPORATIONS

NEW YORK                   725 South Figueroa Street                 LOS ANGELES
WASHINGTON                 Los Angeles, CA 90017-5436                     NEWARK
                                                                      PITTSBURGH

ALBANY
BOSTON                           (213) 955-7300                     PORTLAND, OR

DENVER                                                            SALT LAKE CITY
HARRISBURG                 FACSIMILE: (213) 955-7399               SAN FRANCISCO
                                                                           -

HARTFORD
JACKSONVILLE                 WRITER'S DIRECT DIAL:                      BRUSSELS
                                                                          MOSCOW
                                                                          ALMATY
                                                                           -
                                                                          LONDON
                                                                 (A LONDON-BASED
                                                      MULTINATIONAL PARTNERSHIP)

                                                            May 14, 1998

    Smith Barney Inc.
    Unit Trust Department
    388 Greenwich Street, 23rd Floor
    New York, New York 10013

           Re:Tax Exempt Securities Trust,
                California Trust 162

    Ladies and Gentlemen:

      You have requested our opinion with respect to certain issues of California personal income tax in connection with the Tax Exempt Securities Trust, California Trust 162 (the "California Trust") sponsored by Smith Barney, Inc. (the "Sponsor"). Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to such terms in the Prospectus dated May 15, 1998 (the "Prospectus").

      In rendering this opinion, we have examined only those portions of the Prospectus relating to the California Trust, and we have relied on the accuracy and the completeness of the facts set forth therein and specifically on the opinion of Messrs. Battle Fowler LLP, counsel for the Sponsor, that (i) the California Trust is not an association taxable as a corporation for federal income tax purposes under the Internal Revenue Code of 1986, as amended (the "Code"), and income received by the California Trust that consists of interest excludable from federal gross income under the Code will be excludable from the federal gross income of the Unit Holders (as defined in the Prospectus) of the California Trust;
    (ii) each Unit Holder of the California Trust will be considered the owner of a pro rata portion of the California Trust under the grantor trust rules of sections 671-679 of the Code, thus each Unit Holder of the California Trust will be considered to have received his pro rata share of Bond interest when it is received by the California Trust, and the entire amount of net income distributable to Unit Holders of the California Trust that is excluded from gross income for federal income tax purposes when received by the California Trust will constitute tax-exempt income to the Unit Holders. In addition, we are relying on certain opinions of bond counsel with respect to the underlying Bonds described below.

      You have advised us of the following information. The California
    Trust is one of a series of similar but separate unit investment trusts created under the laws of the State of New York by a Trust
    Indenture and Agreement and related Reference Trust Agreement of the Sponsor, The Chase Manhattan Bank, as Trustee, and Kenny S&P
    Evaluation Services, a division of J.J. Kenny Co., Inc., as
    Evaluator. Each state trust is a separate and distinct trust for all purposes, and the assets of one trust may not be commingled with the assets of any other, nor shall the expenses of any trust be charged against the other. The portfolio of the California Trust consists of obligations of issuers located in the State of
    California. All securities acquired by the California Trust, were accompanied by copies of opinions of bond counsel to the issuing governmental authorities given at the time of original delivery of the bonds to the effect that the interest thereon is excluded from gross income for federal income tax purposes and is exempt from
    California personal income taxation.
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                                                            Smith Barney Inc.
                                                           Unit Trust Department
                                                            May 14, 1998
                                                            Page 2
We have assumed that no event has occurred since the time of original delivery of the bonds which would cause such interest income to become includable in gross income for federal income or California personal tax purposes. We have not made any independent review of the proceedings relating to the issuance of the bonds or the basis for such opinions, and we express no opinion on such matters.

  Based on the foregoing, it is our opinion that:

  The California Trust is not taxable as a corporation for California tax purposes. Interest income on the securities owned by the California Trust that is exempt from personal income taxes imposed by the State of California will retain its status as interest exempt from personal income taxes imposed by the State of California.

  Each Unit Holder of the California Trust will recognize gain or loss on the sale, redemption or other disposition of securities within the California Trust, or on the sale or other disposition of Unit Holders interest in the California Trust. As a result, a Unit Holder may incur California tax liability upon the sale, redemption or other disposition of securities within the California Trust or upon the sale or other disposition of his or her Units.

  It is notable that the exemption of interest income with respect to securities within the California Trust under the California personal income tax law does not necessarily result in exemption under the income tax laws of the federal government or any other state or political subdivision. The laws of state and local taxing authorities vary with respect to the taxation of such obligations and each Unit Holder should consult his or her own tax advisor as to the tax consequences of his or her investment in the California Trust under other applicable federal, state and local tax laws.

  Our opinion is based on current provisions of the laws cited herein. Any change in such laws, the regulations or interpretations relating to such laws may affect the continuing validity of the opinion set forth herein.

  We consent to the filing of this opinion as an Exhibit to the Registration Statement filed under the Securities Act of 1933, as amended (the "Registration Statement"), and to the references to this firm in the Registration Statement under the heading "California Trust--California Taxes."

  This letter is furnished by us solely for your benefit, and the benefit of The Chase Manhattan Bank, as Trustee for the California Trust, in connection with the Registration Statement for the public offering of interests in the Tax Exempt Securities Trust and this letter may not be relied upon by any other person without our prior written consent.

                                          Very truly yours,

                                          LeBoeuf, Lamb, Greene & MacRae
                                           L.L.P.